Exhibit 99.2

POST PROPERTIES, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2010 (1)		2009 (1)		2008 (1)		2007 (1)		2006 (1)		2005 (1)
Earnings:

Income (loss) from continuing operations	$(34,880)		$(95,727)		$(95,823)		$103,845		$19,788		$(14,665)
Minority interest in Post Apartment Homes, L.P. (2)	—		—		(719)		1,347		235		(1,177)
Minority interest in consolidated property partnerships	—		—		395		1,857		257		(239)
Equity in loss (income) of unconsolidated entities	(296)		74,447		(1,224)		(1,556)		(1,813)		(1,767)

Income (loss) from continuing operations before minority interest and equity in loss (income) of unconsolidated entities	(35,176)		(21,280)		(97,371)		105,493		18,467		(17,848)

Add:
Distribution of income from investments in unconsolidated entities	873		1,677		2,650		2,554		2,713		2,033
Fixed charges, less preferred distribution requirement of consolidated subsidiaries	32,080		69,569		69,774		69,854		71,199		69,641

Deduct:
Capitalized interest	(4,894)		(12,259)		(12,406)		(11,801)		(9,942)		(2,907)
Minority interest in income of consolidated property partnerships not incurring fixed charges	(95)		—		(130)		(1,603)		—		—

Total Earnings ( A )	$(7,212)		$37,707		$(37,483)		$164,497		$82,437		$50,919

Fixed charges and preferred dividends:

Interest expense (3)	$25,174		$53,154		$52,779		$53,633		$56,721		$61,059
Amortization of deferred financing costs	1,486		3,079		3,473		3,297		3,526		4,661
Capitalized interest	4,894		12,259		12,406		11,801		9,942		2,907
Rentals (4)	526		1,077		1,116		1,123		1,010		1,014

Total Fixed Charges ( B )	$32,080		$69,569		$69,774		$69,854		$71,199		$69,641

Preferred dividends, including redemption costs	3,813		7,637		7,637		7,637		7,637		7,637

Total Fixed Charges and Stock Dividends (C)	$35,893		$77,206		$77,411		$77,491		$78,836		$77,278

Ratio of Earnings to Fixed Charges ( A / B )	(0.2	) x (5)	0.5	x (5)	(0.5	) x (5)	2.4	x	1.2	x	0.7	x (5)

Ratio of Earnings to Fixed Charges and Preferred Dividends ( A / C )	(0.2	) x (5)	0.5	x (5)	(0.5	) x (5)	2.1	x	1.0	x	0.7	x (5)

(1)	Post Properties, Inc. adopted new guidance in ASC Topic 810 (previously SFAS No. 160) on January 1, 2009. The information in the table above for the years prior to the adoption of the new guidance has not been restated. The retrospective adoption of the new guidance would not have a material impact on the Ratio of Earnings to Fixed Charges or the Ratio of Earnings to Fixed Charges and Preferred Distributions for the prior years presented above.
(2)	Post Properties, Inc., through its wholly owned subsidiaries, is the general partner and owns a majority interest in the Operating Partnership which, through its subsidiaries, conducts substantially all of its on-going operations.
(3)	Interest expense includes interest expense of continuing and discontinued operations.
(4)	For the six months ended June 30, 2010 and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, the interest factor of rental expense is calculated as one-third of rental expense. Post Properties, Inc. believes these represent appropriate interest factors.
(5)	Post Properties, Inc. would need additional earnings of $39,292 for the six months ended June 30, 2010 and $31,862, $107,257 and $18,722 for the years ended December 31, 2009, 2008 and 2005, respectively, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Properties, Inc. would need additional earnings of $43,105 for the six months ended June 30, 2010 and $39,499, $114,894 and $26,359 for the years ended December 31, 2009, 2008 and 2005, respectively, for the Ratio of Earnings to Fixed Charges and Preferred Dividends to equal 1.0.